Exhibit 99.1

Investor Contact:
Laurie Little
The Piacente Group, Inc.
212-481-2050
farmerbros@tpg-ir.com

Farmer Bros. Co. Announces Guenter W. Berger and Hamideh Assadi
Will Not Seek Re-election to the Board of Directors

Northlake, Texas--(GLOBE NEWSWIRE)—April 24, 2017—Farmer Bros. Co. (NASDAQ: FARM) (the “Company” or “Farmer Bros.”) today announced that Guenter W. Berger and Hamideh Assadi have informed the Company that they will not seek re-election to the Board of Directors at the end of their current terms in December 2017, ending, for each, decades of distinguished service to the Company.
After having immigrated to the United States in 1956, Mr. Berger was called to serve in the U.S. Army, and after two years of service, he accepted a job with the Company’s Brewmatic division in Los Angeles. From there he was promoted several times and worked his way up to the position of General Manager, then to Vice President of Production at Brewmatic, as well as a Director of Farmer Bros. In 1985 Mr. Roy F. Farmer requested that Mr. Berger relocate to the Company’s corporate office in Torrance in order to manage all production and distribution. Mr. Berger’s loyalty and dedication to the business, as well as his steadfast belief in its core values, culminated in his appointment to President, Chief Executive Officer, and Chairman of the Board of Directors in 2005. Following his retirement in 2007, Mr. Berger continued as Chairman and as a member of Farmer Bros.’ Board of Directors, and his vast knowledge of the Company provided important vision and guidance as the Company expanded into specialty coffee and grew its geographic reach, ensuring that the Company was well-prepared for continued success for the Company’s next era. Mr. Berger served as Chairman of the Board from 2007 to 2015 and served as Chairman Emeritus since December 2015 and is currently a member of the Nominating and Corporate Governance Committee.
“I immigrated to the United States of America in pursuit of a better life, and it became the honor of a lifetime to work for Farmer Bros.,” said Mr. Berger. “After a 57 year career with Farmer Bros. and with the support of my family, exceptional employees, and, especially, the unwavering support from Mr. Roy F. Farmer, I can proudly say that I fulfilled my American Dream. It has been my honor to work for this company. Thank you and all the best in the future for Farmer Bros.”

Hamideh Assadi joined Farmer Bros. in 1985 and served various roles within the Company for over 23 years, including Tax Manager, Cost Accounting Manager, Assistant to Corporate Secretary and in Production and Inventory Control before her retirement in 2007. Ms. Assadi joined the Board of Directors of Farmer Bros. in 2011 and currently serves as a member and Chair of the Compensation Committee and as a member of the Audit Committee.

“We want to thank Guenter and Hami for their many years of service to Farmer Bros.,” said President and CEO, Mike Keown. “The Company has benefitted from their contributions through the investment of their time, talent and passion to our business. We especially want to acknowledge Guenter’s leadership and vision during his tenure as CEO, as well as his counsel as a member of our Board, which were significant contributors to our success over the years. While we will continue to benefit from Guenter’s and Hami’s service and contributions through the end of their terms, we want to acknowledge that their support and valuable guidance will be missed, and once again thank them for their years of loyalty and dedication.”
About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company's product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, hospitals, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer-facing branded coffee and tea products.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company's primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, Cain's™, McGarvey® and China Mist®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

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